Exhibit 4.7

Form 51–102F3
MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Copperhead Resources Inc. (“Copperhead” or the “Company”)
Suite 1600 - 409 Granville Street
Vancouver, BC V6C 1T2

Item 2.	Date of Material Change

January 19, 2026

Item 3.	News Release

News Release dated January 19, 2026 was disseminated via Executive Business Services Inc. and filed on SEDAR+ on January 19, 2026.

Item 4.	Summary of Material Change

The Company announced it intends to complete a change of business, subject to approval from the Canadian Securities Exchange and the Company’s Shareholders.

The Company has also entered into a loan agreement with an arm’s length lender for an unsecured loan of $50,000.

Item 5.	Full Description of Material Change

5.1	Full Description of Material Change

The Company announced, subject to final approval by the Canadian Securities Exchange (“CSE”) and the Company’s shareholders, the Company intends to focus on subsea critical mineral exploration and development (the “Change of Business”), as described more particularly in the Company’s CSE Form 2A Listing Statement dated January 19, 2026 (the “Listing Statement”). In connection with the Change of Business and subject to approval by the CSE and the Company’s shareholders, the Company intends to change its name to “Deep Sea Minerals Corp.” (the “Name Change”).

The Company will obtain written consents from a majority of its shareholders in respect of the Change of Business and Name Change. Following the Change of Business and Name Change, the common shares in the capital of the Company (each, a “Common Share”) will be listed for trading on the CSE under the symbol “SEAS”. For further information, please see the Listing Statement, a copy of which is available under the Company’s profile on SEDAR+ at www.sedarplus.ca.

The Company is also announced that it has entered into a loan agreement (the “Loan Agreement”) with an arm’s length lender (the “Lender”). Pursuant to the Loan Agreement, the Company obtained an unsecured loan of $50,000 (the “Loan”) from the Lender, which bears no interest until April 16, 2027 (the “Maturity Date”). The Company may repay the Loan on or before the Maturity Date but, if any portion of the Loan remains outstanding following the Maturity Date, the outstanding principal amount of the Loan will bear simple interest calculated on the basis of a 365 or 366 day year (as the case may be) for the actual number of days elapsed at a rate of five percent (5%) per annum, accrued monthly starting from the Maturity Date until the Loan is repaid in full to the Lender.

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51–102

Not applicable.

Item 7.	Omitted Information

None.

Item 8.	Executive Officers

The following senior officer of the Company is knowledgeable about the material change and this Material Change Report and may be contacted:

James A. Deckelman, Chief Executive Officer
Telephone: 1-281-467-1279

Item 9.	Date of Report

January 19, 2026.

Forward-Looking Statements

This material change report includes “forward-looking information” that is subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Forward-looking statements may include but are not limited to, statements relating to the completion of the Change of Business and Name Change, receipt of CSE and shareholder approvals, future financings, and the disposition of the Company’s interest in the option to acquire the Twilite Gold Project, repayment of the Loan, and are subject to all of the risks and uncertainties normally incident to such events, including those set forth in the Listing Statement. Investors are cautioned that any such statements are not guarantees of future events and that actual events or developments may differ materially from those projected in the forward-looking statements. Such forward-looking statements represent management’s best judgment based on information currently available. No securities regulatory authority has either approved or disapproved of the contents of this material change report. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except as may be required by law.